Exhibit 17.2

Date: August 19, 2005

To:   Board of Directors
      TELECOM COMMUNICATIONS, INC.


Dear Sirs:

               RESIGNATION AS SECRETARY, TREASURER AND CONTROLLER
               --------------------------------------------------

I, the undersigned, hereby resign as Secretary, Treasurer and Controller of your Company with effect from the date hereof.

I hereby confirm that I have no claim and demand whatsoever against your Company.


Yours Faithfully,

/s/ Lijian Deng
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Lijian Deng